Exhibit 4.30

SUPPLEMENTAL AGREEMENT TO LOAN AGREEMENT ُⅮਸ਼㺕ݵॿ䇞 Date: April 1, 2026 ㆮ㖢ᰕᵏ ˖ 2026 ᒤ 4 ᴸ 1 ᰕ Lender / 䍧ⅮӪ : Baiya International Group Inc. Borrower / ُⅮӪ : Hesheng International Group Ltd. WHEREAS / 䢤Ҿ ˖ The Parties entered into a Loan Agreement dated December 15, 2025 (the "Original Agreement"), under which the Lender agreed to lend USD 8,500,000.00 to the Borrower with no interest, repayable on December 16, 2026. The Parties now wish to amend the terms regarding interest as set forth below. ৼᯩҾ 2025 ᒤ 12 ᴸ 15 ᰕㆮ䇒 ǉ ُⅮਸ਼ Ǌ ˄ ৏ਸ਼ ˅ˈ 㓖ᇊ䍧ⅮӪੁُⅮӪࠪ ُ 8,500,000.00 㖾ݳ ˈ ᰐ࡙᚟ ˈ ᓄҾ 2026 ᒤ 12 ᴸ 16 ᰕگ䘈 Ǆ ৼᯩ⧠਼᜿ሩ࡙᚟ ᶑⅮ䘋㹼ྲл؞᭩ Ǆ NOW, THEREFORE, the Parties agree as follows: ީৼᯩ㓖ᇊྲл ˖ 1. Interest Conditional Provision / 䱴ᶑԦⲴ࡙᚟㓖ᇊ Notwithstanding Section 5 (Interest Rate) of the Original Agreement, the Parties agree as follows: ቭ㇑ᴹ৏ਸ਼ㅜ 5 ᶑ ˄ ࡙⦷ ˅ ѻ㓖ᇊ ˈ ৼᯩ਼᜿ྲл ˖ (a) If the Borrower repays the entire outstanding principal amount of USD 8 , 500 , 000 . 00 on or before July 1 , 2026 , the Loan shall bear no interest, and the Borrower shall not be required to pay any interest to the Lender . 㤕ُⅮӪ Ҿ 2026 ᒤ 7 ᴸ 1 ᰕᡆѻࡽ گ䘈ޘ䜘ᵚگ䘈ُⅮᵜ䠁 8,500,000.00 㖾ݳ ˈ ࡉ䈕ُⅮӽѪᰐ࡙᚟ ˈ ُⅮӪᰐ䴰ੁ䍧ⅮӪ᭟Ԉԫօ࡙᚟ Ǆ (b) If the Borrower fails to repay the entire outstanding principal amount by July 1 , 2026 , then interest shall accrue on the outstanding principal amount retroactively from January 1 , 2026 at an annual interest rate of 3% (three percent) . (b) 㤕ُⅮӪ ᵚ㜭൘ 2026 ᒤ 7 ᴸ 1 ᰕࡽ گ䘈ޘ䜘ᵚگ䘈ُⅮᵜ䠁 ˈ ࡉ࡙᚟ᓄ 䘭ⓟ㠚 2026 ᒤ 1 ᴸ 1 ᰕ䎧 ˈ ᤹ᒤ࡙⦷ 3% ˄ Ⲯ࠶ѻй ˅ ሩᵚگ䘈ᵜ䠁䇑᭦ Ǆ

2. Interest Payment / 利息支付

If interest becomes payable under Section 1(c) above, the Borrower shall pay all accrued interest together with the outstanding principal amount on or before the earlier of: (i) the Repayment Date (December 16, 2026), or (ii) the date of full repayment. 若根据本补充协议第 1(b) 条需要支付利息，借款人应在 (i) 原合同约定的还款日（2026 年 12 月 16 日）或 (ii) 全部还款之日（以较早者为准）或之前，连同未偿还本金一并向贷款人支付所有应计利息。

3. No Other Amendments / 其他条款不变

Except as expressly amended by this Supplement, all other terms of the Original Agreement remain in full force and effect.

除本补充协议明确修订的内容外，原合同的所有其他条款继续完全有效。

4. Entire Agreement / 完整协议

This Supplement, together with the Original Agreement, constitutes the entire agreement between the Parties. The Repayment Schedule attached hereto as Appendix 1 forms an integral part of this Supplement.

本补充协议连同原合同构成双方的完整协议。本补充协议所附的附件 人《还款计划》构成本补充协议的组成部分。

5. Governing Law / 管辖法律

This Supplement shall be governed by the laws of the State of New York.
本补充协议受纽约州法律管辖。

6. Counterparts / 副本

This Supplement may be executed in counterparts.
本补充协议可签署多份副本。

IN WITNESS WHEREOF, the Parties have executed this Supplemental Agreement as of April 1, 2026.
兹证明，双方于 2026 年 4 月 1 日签署本补充协议。

Lender / 贷款人:
Baiya International Group Inc.

By: ____________________
Name: Siyu Yang
Title: Chief Executive Officer

Borrower / 借款人:
Hesheng International Group Ltd.

By: ____________________
Name: Chuanjiang Xiao
Title: Director

Appendix 1 – Repayment Schedule